EXHIBIT 99.12

DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service

Food and Drug Administration 9200 Corporate Boulevard Rockville MD 20850
Mr. Kevin McCulloh
Vice President of Engineering
Chad Therapeutics, Incorporated
21622 Plummer Street
Chatsworth, California 91311
MAY -7 2007

Re:	K070740
Trade/Device Name: Chad Therapeutics Bonsai Model 800 (Modified Chad Therapeutics OXYPNEUMATIC CYPRESS Model 511)
Regulation Number: 868.5905
Regulation Name: Noncontinuous Ventilator (IPPB)
Regulatory Class: II
Product Code: NFB
Dated: April 21, 2007
Received: April 24, 2007
Dear Mr. McCulloh:
We have reviewed your Section 510(k) premarket notification of intent to market the device referenced above and have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (Act) that do not require approval of a premarket approval application (PMA). You may, therefore, market the device, subject to the general controls provisions of the Act. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration.
If your device is classified (see above) into either class II (Special Controls) or class III (PMA), it may be subject to such additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations, Title 21, Parts 800 to 898. In addition, FDA may publish further announcements concerning your device in the Federal Register.

Page 2 — Mr. McCulloh
Please be advised that FDA’s issuance of a substantial equivalence determination does not mean that FDA has made a determination that your device complies with other requirements of the Act or any Federal statutes and regulations administered by other Federal agencies. You must comply with all the Act’s requirements, including, but not limited to: registration and listing (21 CFR Part 807); labeling (21 CFR Part 801); good manufacturing practice requirements as set forth in the quality systems (QS) regulation (21 CFR Part 820); and if applicable, the electronic product radiation control provisions (Sections 531-542 of the Act); 21 CFR 1000-1050.
This letter will allow you to begin marketing your device as described in your Section 510(k) premarket notification. The FDA finding of substantial equivalence of your device to a legally marketed predicate device results in a classification for your device and thus, permits your device to proceed to the market.
If you desire specific advice for your device on our labeling regulation (21 CFR Part 801), please contact the Office of Compliance at (240) 276-0120. Also, please note the regulation entitled, “Misbranding by reference to premarket notification” (21 CFR Part 807.97). You may obtain other general information on your responsibilities under the Act from the Division of Small Manufacturers, International and Consumer Assistance at its toll-free number (800) 638-2041 or (301) 443-6597 or at its Internet address http://www.fda.gov/cdrh/industry/support/index.html.

Sincerely yours,
/s/ Chiu Lin
Chiu Lin, Ph.D.
Director Division of Anesthesiology, General Hospital, Infection Control and Dental Devices Office of Device Evaluation Center for Devices and Radiological Health

Enclosure

Indications for Use
510(k) Number (if known):
Device Name: Chad Therapeutics Bonsai Model 800 (modified Chad Therapeutics OXYPNEUMATIC CYPRESS Model 511).
Indications For Use:
The Chad Therapeutics Bonsai (modified Chad Therapeutics OXYPNEUMATIC CYPRESS Model 511) is intended for use in the same manner as the unmodified device, i.e., for prescription use only, to be used as part of a portable oxygen delivery system for patients that require supplemental oxygen in their home and for ambulatory use.

Prescription Use ✓	AND/OR	Over-The-Counter Use
(Part 21 CFR 801 Subpart D)		(21 CFR 807 Subpart C)

(PLEASE DO NOT WRITE BELOW THIS LINE-CONTINUE ON ANOTHER PAGE IF NEEDED)

Concurrence of CDRH, Office of Device Evaluation (ODE)
/s/ [ILLEGIBLE]
[ILLEGIBLE] Sign-Off)
Division of Anesthesiology, General Hospital,
Infection Control, Dental Devices
510(k) Number K070740
Page 1 of ___1___